                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


 Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c)
    and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b) Under the
                        Securities Exchange Act of 1934



                              Cell Pathways, Inc.
________________________________________________________________________________
                                (Name of Issuer)


                         Common Stock, $0.01 par value
________________________________________________________________________________
                         (Title of Class of Securities)



                                  15114R 10 1
________________________________________________________________________________
                                 (CUSIP Number)



                               November 3, 1998
________________________________________________________________________________
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP N.  15114R 10 1                                     Page 2 of 4 Pages
          -----------                                         ---  ---

      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                FGN, Inc.
-----------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                   (b) [ ]
-----------------------------------------------------------------------------
      3         SEC USE ONLY

-----------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Illinois
-----------------------------------------------------------------------------
                                        5  SOLE VOTING POWER

                                           1,772,186
  NUMBER OF
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
    PERSON
     WITH
-----------------------------------------------------------------------------
                                        6  SHARED VOTING POWER

                                           -0-
-----------------------------------------------------------------------------
                                        7  SOLE DISPOSITIVE POWER

                                           1,772,186
-----------------------------------------------------------------------------
                                        8  SHARED DISPOSITIVE POWER

                                           -0-
-----------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,772,186
-----------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*  [ ]

-----------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.3%
-----------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                CO
-----------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 15114R101                                 Page 3 of 4 Pages
          ---------                                     ---  ---




Item 1(a).   Name of Issuer
             --------------

             Cell Pathways, Inc., a Delaware corporation.

Item 1(b).   Address of Issuer's Principal Executive Offices
             -----------------------------------------------

             702 Electronic Drive
             Horsham, Pennsylvania 19044

Item 2(a).   Name of Person Filing
             ---------------------

             FGN, Inc.

Item 2(b).   Address of Principal Business Office
             ------------------------------------

             c/o Michael P. Cannon
             190 S. LaSalle Street
             Chicago, Illinois 60603

Item 2(c).   Citizenship
             -----------

             Illinois, U.S.A.

Item 2(d).   Title of Class of Securities
             ----------------------------

             Common Stock, $0.01 par value

Item 2(e).   CUSIP Number
             ------------

             15114R 10 1

Item 3. This Statement is filed pursuant to
        -----------------------------------

        Rule 13d-1(c)

Item 4. Ownership as of November 12, 1998
        ---------------------------------

        The information contained in Items 5-11 on the cover pages is incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class
        --------------------------------------------

        Not Applicable.

Item 6. Ownership of More Than Five Percent On Behalf of Another Person
        ---------------------------------------------------------------

        Not Applicable.

                                  SCHEULE 13G

CUSIP No. 15114R 10 1                                         Page 4 of 4 Pages
          -----------                                             ---  ---


Item 7.  Identification and Classification of Certain Subsidiaries
         ---------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of a Group
         -------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of a Group
         --------------------------------

         Not Applicable.

Item 10. Certification
         -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

                                       Date:  November 12, 1998


                                       FGN, Inc.


                                       By: /s/ Michael P. Cannon
                                           -----------------------------
                                            Michael P. Cannon, Secretary